Exhibit 4.2

EXECUTION VERSION

Dated as of December 3, 2003

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A.,

as the Company

and

EMBRATEL PARTICIPAÇÕES S.A.,

as the Guarantor

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

U.S.$200,000,000

Series A and Series B

11.0% Guaranteed Notes due 2008

i

ii

First Supplemental Indenture, dated as of December 3, 2003, among EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A., a company organized under the laws of the Federative Republic of Brazil (herein called the “Company”), having its principal office at Avenida Presidente Vargas, 1,012-10º andar 20071-910, Rio de Janeiro, RJ, Brazil, EMBRATEL PARTICIPAÇÕES S.A., a company organized under the laws of the Federative Republic of Brazil (herein called the “Guarantor”), having its principal office at Rua Regente Feijó, 166, Sala 1687-B, 20060-060 Rio de Janeiro, RJ, Brazil, and Deutsche Bank Trust Company Americas, a bank duly organized and existing under the laws of New York (herein called the “Trustee”) to the Indenture, dated as of December 3, 2003, among the Company, the Guarantor and the Trustee (herein called the “Original Indenture”).

W I T N E S S E T H :

Whereas, the Original Indenture provides for the issuance from time to time thereunder, in series, of Securities of the Company carrying the Guaranty of the Guarantor, and Section 3.1 of the Original Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

Whereas, the Company and the Guarantor desire by this First Supplemental Indenture to create two series of Securities to be issuable under the Original Indenture, as supplemented by this First Supplemental Indenture, and to be known as the Company’s 11.0% Series A Guaranteed Notes due 2008 (the “Series A Notes”) and the Company’s 11.0% Series B Guaranteed Notes due 2008 (the “Series B Notes,” and, together with the Series A Notes, the “Notes”), which are to be limited in aggregate principal amount as specified in this First Supplemental Indenture and the terms and provisions of which are to be as specified in this First Supplemental Indenture;

Whereas, the Company and the Guarantor have agreed, under and subject to the conditions set forth in the Registration Rights Agreement to offer to exchange the Series A Notes, which will be offered under Rule 144A and Regulation S of the Securities Act for Series B Notes which will be registered under the Securities Act;

Whereas, the Company and the Guarantor have duly authorized the execution and delivery of this First Supplemental Indenture to establish the Notes as a series of Securities under the Original Indenture and to provide for, among other things, the issuance of and the form and terms of the Notes and additional covenants for the benefit of the Holders thereof and the Trustee; and

Whereas, all things necessary to make this First Supplemental Indenture a valid and binding legal obligation of the Company and the Guarantor according to its terms have been done.

Now, therefore, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Original Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company and the Guarantor covenant and agree with the Trustee as follows:

It is hereby covenanted and agreed that the terms and conditions upon which the Notes are issued, authenticated, delivered and accepted by all Persons (as defined in the Original Indenture) who shall from time to time be or become the Holders thereof, which said terms and conditions the Trustee hereby accepts and agrees to discharge pursuant to the terms hereof, are as follows:

1.	Definitions

1.1.	Provisions of the Original Indenture

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Original Indenture shall remain in full force and effect. The Original Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes.

1.2.	Definitions

For all purposes of this First Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

1.2.1	any reference to an “Article” or a “Section” or a “Clause” refers to an Article or Section or Clause, as the case may be, of this First Supplemental Indenture;

1.2.2	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section, Clause or other subdivision;

1.2.3	all terms used in this First Supplemental Indenture that are defined in the Original Indenture have the meanings assigned to them in the Original Indenture, except as otherwise provided in this First Supplemental Indenture;

1.2.4	the term “Indenture” shall mean the Original Indenture as amended and supplemented by this First Supplemental Indenture;

1.2.5	the term “Securities” as defined in the Original Indenture and as used in any definition therein, shall be deemed to include or refer to, as applicable, the Notes and the Guaranty; and

1.2.6	the following terms have the meanings given to them in this Clause 1.2.6.

“Additional Amounts” has the meaning specified in Section 5.11 hereof.

“Affiliate” means, with respect to any Person, any other Person who Controls, is Controlled by or is under common Control with such Person, provided that for purposes of Section 5.5, the term Affiliate shall not include a Subsidiary.

“Agent Member Transferee” has the meaning specified in Clause 2.3.2 hereof.

“Agent Member Transferor” has the meaning specified in Clause 2.3.2 hereof.

“Anatel” means Agência Nacional de Telecomunicações, the Brazilian independent telecommunication regulatory agency or any successor entity.

“Applicable Procedures” means with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, Luxembourg for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited of such Person including any preferred stock. For the avoidance of doubt the term Capital Stock as it applies to any Person includes American Depositary Shares representing Capital Stock of such Person.

“Consolidated Net Tangible Assets” means total assets minus (i) current liabilities and (ii) any goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangible assets, in all cases appearing on the most recent consolidated balance sheet of the Company.

“Debt Optimization Agreement” means the agreement dated as of February 27, 2003 between the Company and the lenders party thereto.

“Distribution Compliance Period” means the period of 40 consecutive days beginning on and including the later of (i) the day on which the Series A Notes are first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S notice of such day to be given by the Company to the Trustee and (ii) the day on which the closing of the offering of the Series A Notes pursuant to the Purchase Agreement occurs.

“EBITDA” means, for any period, operating income (loss) before financial income (expense) plus depreciation and amortization to the extent such items have been deducted in calculating operating income (loss), in all cases as such items are set forth on the consolidated financial statements of the Company for such period.

“Equity Sale” means a sale by the Company or the Guarantor of Capital Stock of the Company or the Guarantor for cash proceeds.

“Event of Default” has the meaning specified in Section 3.1 hereof.

“Exchange Offer” means the Exchange Offer contemplated by the Registration Rights Agreement.

“Global Note” means a Note that evidences all or part of the Notes and is authenticated and delivered to, and registered in the name of, the Depositary for such Notes or a nominee thereof. Global Notes shall include Restricted Global Notes, Regulation S Global Notes and Unrestricted Global Notes and shall be Global Securities for purposes of the Original Indenture.

“Governmental Authority” means any public legal entity or public agency of Brazil, including, but not limited to, any central bank, whether created by any competent authority, federal, state or local government, or any other legal entity now existing or hereafter created, or now or hereafter owned or controlled, directly or indirectly, by any public legal entity or public agency of Brazil including, but not limited to, any central bank.

“Government of Brazil” means the government of Brazil or any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hedging Agreements” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Incur” with respect to any Indebtedness, means create, issue, assume, incur or in any manner become liable for or with respect to such Indebtedness, directly or indirectly. The term Incurrence when used as a noun shall have a correlative meaning. Notwithstanding the foregoing, a change in Brazilian GAAP that results in an obligation existing at the time of such change becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. The accretion of principal of a non-interest bearing security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” for any Person, at any date (without duplication) means: (a) any outstanding financial liability or obligation of such Person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit or other contingent obligations that have been funded or drawn upon, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation given in connection with the acquisition of any business or asset of any kind) (in each case, for the purpose of this sub-clause, other than a trade payable), (iv) for the payment of money relating to the capital portion of any obligations under any capital lease (including any “synthetic lease”) of property that has been recorded as a capitalized lease obligation, (v) whether contingent or otherwise, in connection with any securitization of any products, receivables or other property, (vi) to redeem, retire, defease or otherwise make any payment (other than a dividend (or cash interest on capital – juros sobre capital próprio)) in respect of any capital stock of such Person, (vii) in respect of all Indebtedness of other Persons referred to in the preceding clauses secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property of such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness, or (viii) for any obligations on the Company’s Hedging Agreements and (b) any liability of others described in clause (a) that such Person has guaranteed.

“Initial Purchasers” means the initial purchasers of the Series A Notes listed in Schedule I to the Purchase Agreement.

“Interest Payment Date” has the meaning specified in Section 2.1 hereof.

“Lien” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including, without limitation, any equivalent of the foregoing created under the laws of Brazil or any other jurisdiction.

“Minimum Withholding Level” has the meaning specified in Section 7.1 hereof.

“Net Available Cash” means, with respect to a sale of Capital Stock, cash payments received net of:

(1) all legal fees and expenses, commissions and other fees and expenses incurred, and all applicable taxes required to be paid or accrued as a liability as a consequence of such sale; and

(2) all payments, including any prepayment premiums or penalties, made on any Indebtedness that is secured by any such Capital Stock, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such sale, or by applicable law be repaid out of the proceeds from such sale.

“Net Debt” means, as of any date, total debt minus the sum of cash, cash equivalents and marketable securities in all cases determined in accordance with Brazilian GAAP and as set forth on the most recent consolidated balance sheet of the Company.

“Net Debt to EBITDA Ratio” means, as of the date of determination, the ratio of: (a) Net Debt as of the date of the most recent available annual or quarterly consolidated balance sheet of the Company, adjusted to give pro forma effect to (i) any proposed Incurrence of Indebtedness and any other Indebtedness incurred since such most recent balance sheet date, (ii) the receipt and application of the proceeds thereof (including amounts applied to cash, cash equivalents and marketable securities) and (iii) (without duplication) the redemption, repayment or repurchase of any other Indebtedness since such most recent balance sheet date; divided by (b) the aggregate EBITDA for the four full fiscal quarters ending on such most recent balance sheet date.

“Notes” has the meaning specified in the recitals hereof and shall be deemed to include the Guaranty of the Notes, which is an integral part thereof.

“Offer” means, an offer to purchase notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase in accordance with the procedures set forth herein and, if applicable, to purchase other Senior Indebtedness on the terms and to the extent contemplated thereby.

“Official Lender” means (a) any Brazilian governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including, without limitation, Banco Nacional de Desenvolvimento Econômico e Social and the related system, (b) any multilateral or foreign governmental financial institution, export credit agency, insurer, export-import bank or other multilateral or foreign governmental agency or development bank (or any other bank or financial institution representing or acting as agent for any such institutions, agencies or banks), including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank and (c) any governmental authority of jurisdictions where the Company or any of its Subsidiaries conducts business (or any bank or financial institutions representing or acting as agent for such governmental authority).

“Original Credit Agreements” shall have the meaning given in the Debt Optimization Agreement.

“Owner Transferee” has the meaning specified in Clause 2.3.2 hereof.

“Owner Transferor” has the meaning specified in Clause 2.3.2 hereof.

“Permitted Liens” shall mean: (i) any Lien existing on the date of the Indenture, (ii) any Lien existing on any properties, assets, revenues or earnings of any Person at the time that such Person becomes (or is merged or consolidated with or into) a Subsidiary of the Company; (iii) any Lien existing on any properties, assets, revenues or earnings of any Person at the time that such Person is merged or consolidated with or into the Company; (iv) any Lien created on accounts receivable which Liens secure Indebtedness of the Company in an aggregate principal amount not in excess of US$500,000,000; (v) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset provided that such Lien attaches to such asset by no later than 120 days after the acquisition thereof; (vi) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (i) through (v), provided that such Indebtedness is not increased or is not secured by any additional assets; (vii) any Lien on cash or cash equivalents securing Hedging Agreements or other similar transactions; (viii) any Lien which secures Indebtedness owing to an Official Lender; (ix) Liens not otherwise permitted by the foregoing clauses (i) through (viii), provided that, the aggregate principal or face amount of Indebtedness secured pursuant to this clause (ix) shall not exceed on the date such Indebtedness is Incurred an amount equal to 12% of the Company’s Consolidated Net Tangible Assets (applying currency exchange rates prevailing on the date of the most recent consolidated balance sheet of the Company).

“Purchase Agreement” means the Purchase Agreement, dated November 24, 2003, among the Company, the Guarantor and the Initial Purchasers.

“Qualified Institutional Buyer” means a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act.

“Registration Rights Agreement” has the meaning specified in Section 2.7 hereof.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” has the meaning specified in Section 2.2 hereof.

“Restricted Global Note” has the meaning specified in Section 2.2 hereof.

“Restricted Global Transferred Amount” has the meaning specified in Clause 2.3.2 hereof.

“Restricted Notes” means Notes offered and sold in their initial distribution in transactions exempt from the registration requirements of the Securities Act other than pursuant to Regulation S and shall include all Notes issued upon registration of transfer of, in exchange for or in lieu of Restricted Notes except as otherwise provided in Section 2.3 hereof.

“Restrictive Legends” has the meaning specified in Clause 2.3.1 hereof.

“Rule 144A” means Rule 144A under the Securities Act.

“Sale and Leaseback Transaction” means any direct or indirect arrangement, or series of related arrangements, with any person (other than the Company or a Subsidiary of the Company) or to which any Person (other than the Company or a Subsidiary of the Company) is a party, providing for the leasing to the Company or to a Subsidiary of the Company of any property for an aggregate term exceeding three years, whether owned by the Company or a Subsidiary of the Company at the issue date or later acquired, which has been or is to be sold or transferred by the Company or a Subsidiary of the Company, to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Second Amendment to the Credit Agreement” means the second amendment dated August 13, 2003 among Star One, BNP Paribas, as lender and Société Générale as lead arranger, to the credit agreement dated as of April 19, 2002 among Star One, BNP Paribas and Société Générale, as amended.

“Senior Indebtedness” means all unsubordinated Indebtedness of the Company or of any Subsidiary, whether outstanding on the date of this First Supplemental Indenture or Incurred thereafter.

“Series A Notes” has the meaning specified in the recitals hereof.

“Series B Notes” has the meaning specified in the recitals hereof.

“Shelf Registration Statement” means the Shelf Registration Statement contemplated by the Registration Rights Agreement, i.e. a registration statement with respect to the Series A Notes declared effective by the Commission.

“Star One” means Star One S.A.

“Stated Maturity” when used with respect to any Indebtedness (including, without limitation, the Notes) means the date specified in the instrument governing such Indebtedness as the fixed date on which any principal amount of such Indebtedness is due and payable (including, without limitation, by reason of any required redemption, purchase, defeasance or sinking fund payment) and, when used with respect to any installment of interest on Indebtedness, means the date on which such installment is due and payable.

“Stated Maturity Date” has the meaning specified in Section 2.1 hereof.

“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding securities or other ownership interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation or entity shall have or might have voting power by reason of the happening of any contingency) is as at the time, directly or indirectly, owned or controlled by such person or persons and/or one or more of its Subsidiaries; provided, however, that “Subsidiary” shall not include any corporation or other entity where by contract such person or persons may not control such corporation or other entity.

“Successor Jurisdiction” shall have the meaning set forth in Section 4.2 hereof.

“surviving entity” has the meaning specified in Section 4.1 hereof.

“Transfer Restrictions” has the meaning specified in Clause 2.3.1 hereof.

“Unrestricted Global Note” has the meaning specified in Section 2.2 hereof.

“Withholding Taxes” shall have the meaning set forth in Clause 5.11 hereof.

2.	General Terms and Conditions of the Notes

2.1.	Designation and Principal Amount

There is hereby authorized and established two series of Securities designated the 11.0% Series A Guaranteed Notes due 2008 and the 11.0% Series B Guaranteed Notes due 2008, initially limited to an aggregate principal amount of $200,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of such series pursuant to Sections 3.4, 3.5, 8.6 or 10.3 of the Original Indenture), which amount shall be specified in the Company Order for the authentication and delivery of Notes pursuant to Section 3.3 of the Original Indenture. The principal of the Notes shall be due and payable at the Stated Maturity Date.

The Company may, from time to time and without the consent of the Holders, issue additional notes on terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes.

The Notes shall be known and designated as the “11.0% Guaranteed Notes due 2008” of the Company. Their Stated Maturity Date shall be on December 15, 2008 (the “Stated Maturity Date”). The Notes shall bear interest at the rate of 11.0% per annum, from December 3, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually on June 15 and December 15, commencing June 15, 2004 (an “Interest Payment Date”), until the principal thereof is paid or made available for payment. To the extent interest due on any Interest Payment Date is not paid, interest shall accrue thereon at the rate of 11.0% per annum, except as provided herein, until such unpaid interest and interest accrued thereon are paid in full. As and to the extent provided in the Registration Rights Agreement, in the event that either the Exchange Offer is not completed or the Shelf Registration Statement, if required by the Registration Rights Agreement, is not declared effective on or prior to October 1, 2004 then, pursuant to and subject to the Registration Rights Agreement, the interest rate on the Notes will increase by 0.25% per annum, and will increase an additional 0.25% per annum if the same is not completed or effective on January 1, 2005, for an aggregate maximum additional interest of 0.50% per annum. These additional amounts will be payable on the Notes, pursuant to and subject to the Registration Rights Agreement, until the earlier of (i) completion of the Exchange Offer, regardless of how many Notes are exchanged therein, (ii) effectiveness of the Shelf Registration Statement or (iii) the Notes becoming freely tradable under the Securities Act. The Notes shall have such other terms as are set forth therein.

The Series A Notes and the Series B Notes shall be considered collectively to be a single class for all purposes of this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

2.2.	Forms Generally

The Notes shall be in substantially the forms set forth in this Section 2.2, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this First Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof.

The Trustee shall authenticate (i) the Series A Notes for original issue on the date hereof in the aggregate principal amount of $200,000,000 and (ii) the Series B Notes from time to time for issue only in exchange for a like principal amount of Series A Notes, in each case upon a Company Order, which written order shall specify the amount of Series B Notes to be authenticated and the date of original issue thereof.

Upon their original issuance, Notes offered and sold to Qualified Institutional Buyers in accordance with Rule 144A shall be issued in the form of one or more Global Notes in definitive, fully registered form without coupons, substantially in the form set forth in this Section 2.2, with such applicable legends as provided herein (each, a “RestrictedGlobal Note”). Such Restricted Global Notes shall be registered in the name of the Depositary, or its nominee, deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company, and by the Guarantor, in the case of the Guaranty endorsed thereon, and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of any Restricted Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, as provided in Section 2.3 hereof.

Upon their original issuance, Notes offered and sold in reliance on Regulation S shall initially be issued in the form of one or more Global Notes in definitive, fully registered form without coupons, substantially in the form set forth in this Section 2.2, with such applicable legends as provided herein (each, a “Regulation S Global Note”). Such Regulation S Global Notes shall be registered in the name of the Depositary, or its nominee, deposited with the Trustee, at its Corporate Trustee Office, as custodian for the Depositary, duly executed by the Company, and by the Guarantor, in the case of the Guaranty endorsed thereon, and authenticated by the Trustee as herein provided. After such time as the applicable Distribution Compliance Period shall have terminated, each such Regulation S Global Note shall be referred to herein as an “Unrestricted Global Note.” The aggregate principal amount of any Regulation S Global Note or any Unrestricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, as provided in Section 2.3 hereof.

Notwithstanding the foregoing, upon consummation of an Exchange Offer, the Company shall issue and, upon receipt of a Company Order as described above, the Trustee shall authenticate one or more Unrestricted Global Notes in aggregate principal amount equal to the principal amount of the Global Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Unrestricted Global Notes, the Trustee shall reduce accordingly the aggregate principal amount of the Global Notes accepted for exchange.

2.2.1	Form of Face of Note

[INCLUDE IF NOTE IS A GLOBAL NOTE — THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE ORIGINAL INDENTURE HEREINAFTER REFERRED TO, AS SUPPLEMENTED BY THE FIRST SUPPLEMENTAL INDENTURE, AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A., EMBRATEL PARTICIPAÇÕES S.A. AND THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN SECTION 3.4.2 OF THE ORIGINAL INDENTURE, AS SUPPLEMENTED BY THE FIRST SUPPLEMENTAL INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

[INCLUDE IF NOTE IS A GLOBAL NOTE AND THE DEPOSITARY IS THE DEPOSITORY TRUST COMPANY — UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[INCLUDE IF NOTE IS A RESTRICTED GLOBAL NOTE (UNLESS, PURSUANT TO SECTION 2.3 OF THE FIRST SUPPLEMENTAL INDENTURE, THE COMPANY DETERMINES AND CERTIFIES TO THE TRUSTEE THAT THE LEGEND MAY BE REMOVED) — NEITHER THIS GLOBAL NOTE, THE GUARANTY HEREOF NOR ANY BENEFICIAL INTEREST HEREIN HAS BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). NEITHER THIS GLOBAL NOTE, THE GUARANTY HEREOF NOR ANY BENEFICIAL INTEREST HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER OR BUYERS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT (PROVIDED THAT AS A CONDITION TO REGISTRATION OF TRANSFER OF THIS GLOBAL NOTE AS SET FORTH ABOVE, EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. OR THE TRUSTEE MAY REQUIRE DELIVERY OF ANY DOCUMENTS OR OTHER EVIDENCE THAT IT, IN ITS ABSOLUTE DISCRETION, DEEMS NECESSARY OR APPROPRIATE TO EVIDENCE COMPLIANCE WITH SUCH EXEMPTION), AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

[INCLUDE IF NOTE IS A REGULATION S GLOBAL NOTE (UNLESS, PURSUANT TO SECTION 2.3 OF THE FIRST SUPPLEMENTAL INDENTURE, THE COMPANY DETERMINES AND CERTIFIES TO THE TRUSTEE THAT THE LEGEND MAY BE REMOVED) — THIS NOTE AND THE GUARANTY HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON, UNLESS THIS NOTE AND THE GUARANTY HEREOF ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (i) THE DATE ON WHICH THIS NOTE WAS FIRST OFFERED AND (ii) THE DATE OF ISSUANCE OF THIS NOTE.]

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A.

[SERIES A] [SERIES B]

11.0% GUARANTEED NOTES DUE 2008

GUARANTEED BY EMBRATEL PARTICIPAÇÕES S.A.

[If Restricted Global Note—CUSIP Number [            ]]

[If Regulation S Global Note – ISIN Number [            ]]

[If Unrestricted Global Note – CUSIP Number [            ]]

No. [            ]                $[            ]

Empresa Brasileira de Telecomunicações S.A., a company duly organized and existing under the laws of Brazil (herein called the “Company,” which term includes any successor Person under the Original Indenture, as supplemented by the First Supplemental Indenture hereinafter referred to), for value received, hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] Dollars [if the Note is a Global Note, then insert —, or such other principal amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto] on December 15, 2008, and to pay interest thereon from December 3, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, semi-annually on June 15 and December 15 in each year, commencing June 15, 2004 at the rate of 11.0% per annum, until the principal hereof is paid or made available for payment, provided that any amount of interest on this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate of 11.0% per annum, except as provided for herein, from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 3.6 of the Original Indenture. As and to the extent provided in the Registration Rights Agreement, in the event that either the Exchange Offer is not completed or the Shelf Registration Statement, if required by the Registration Rights Agreement, is not declared effective on or prior to October 1, 2004 then, pursuant to and subject to the Registration Rights Agreement, the interest rate on the Notes will increase by 0.25% per annum, and will increase an additional 0.25% per annum if the same is not completed or effective on January 1, 2005, for an aggregate maximum additional interest of 0.50% per annum. These additional amounts will be payable on the Notes, pursuant to and subject to the Registration Rights Agreement, until the earlier of (i) completion of the Exchange Offer, regardless of how many Notes are exchanged therein, (ii) effectiveness of the Shelf Registration Statement or (iii) the Notes becoming freely tradable under the Securities Act.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Original Indenture and First Supplemental Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment

Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Original Indenture or First Supplemental Indenture. Interest on this Note shall be computed on the basis set forth in the Original Indenture, as supplemented by the First Supplemental Indenture.

Payment of the principal of and interest on this Note will be made to the Person entitled thereto according to the Security Register at the office of the Trustee or agency of the Company in the Borough of Manhattan, The City of New York, New York, maintained for such purpose and at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts upon surrender of this Note in the case of any payment due at the Maturity of the principal thereof (other than any payment of interest payable on an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that all payments of the principal of and interest on this Note, the Permitted Holders of which have given wire transfer instructions to the Trustee, the Company, or its agent at least 10 Business Days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts with financial institutions in the United States specified by such Permitted Holders in such instructions. [if the Note is a Global Note, then insert — Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note will be made in accordance with the Applicable Procedures of the Depositary.]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Original Indenture, as supplemented by the First Supplemental Indenture or be valid or obligatory for any purpose.

In witness whereof, the Company has caused this instrument to be duly endorsed.

Dated: December 3, 2003
EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A.
By:
Name:
Title

By:
Name:
Title

The undersigned (the “Guarantor”) hereby irrevocably and unconditionally guarantees the full and punctual payment (whether at the Stated Maturity Date, upon redemption, purchase pursuant to an offer to purchase or acceleration or otherwise) of the principal, premium, interest, Additional Amounts and all other amounts that may come due and payable under this Note.

In witness whereof, the Guarantor has caused this instrument to be duly endorsed.

Dated: December 3, 2003
EMBRATEL PARTICIPAÇÕES S.A.
By:
Name:
Title
By:
Name:
Title

Sworn to before me this day of 2003.

Notary Public

2.2.2	Form of Reverse of Note

This Note is a duly authorized issue of securities of the Company issued in one or more series (the “Securities”) under an Indenture, dated as of December 3, 2003 (herein called the “Original Indenture,” which term shall have the meaning assigned to it in such instrument), as supplemented by a First Supplemental Indenture dated as of December 3, 2003 (herein called the “First Supplemental Indenture”), among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Original Indenture), and reference is hereby made to the Original Indenture, as supplemented by the First Supplemental Indenture, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (herein called the “Notes”), initially limited in aggregate principal amount to $200,000,000.

The full and punctual payment of the principal, premium, if any, and interest and all other amounts payable under this Note is irrevocably and unconditionally guaranteed by the Guarantor.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Original Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Original Indenture.

Additional notes on terms and conditions identical to those of this Note may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes.

If an Event of Default with respect to Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Original Indenture, as supplemented by the First Supplemental Indenture.

All payments of principal and interest in respect of the Notes and the Guaranty shall be made without withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, or any Successor Jurisdiction or any authority therein or thereof having power to tax (“Withholding Taxes”) except to the extent that such Withholding Taxes are required by Brazil, such Successor Jurisdiction or any such authority to be withheld or deducted. In the event of any withholding or deduction for any Withholding Taxes, the Company or the Guarantor, as the case may be, shall, subject to the exceptions set forth in the First Supplemental Indenture, pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of Notes on the respective due dates of such amounts as would have been received by them had no such withholding or deduction (including for any Withholding Taxes payable in respect of Additional Amounts) been required.

The Company or the Guarantor, as the case may be shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Brazil or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Original Indenture, the First Supplemental Indenture or the issuance of the Notes or the Guaranty.

All references herein, in the Original Indenture or in the First Supplemental Indenture, to principal, premium or interest in respect of any Note shall be deemed to include all Additional Amounts, if any, payable in respect of such principal, premium or interest, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references in the Original Indenture, the First Supplemental Indenture and the Notes to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder (and all such references to the Stated Maturity Date of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 5.11 of the First Supplemental Indenture.

The Notes are subject to redemption upon not less than 30 nor more than 90 days’ notice by mail, at any time, as a whole but not in part, at the election of the Company, at a cash price equal to the sum of (i) the principal amount of the Notes being redeemed, (ii) accrued and unpaid current interest thereon to but not including the date fixed for redemption, and (iii) any Additional Amounts (as defined in the First Supplemental Indenture) which would otherwise be payable up to but not including the date fixed for redemption, if, as a result of any amendment to, or change in, the laws (or any laws, rules, or regulations thereunder) of Brazil or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation, administration or application of such laws, rules, or regulations (including a holding by a court of competent jurisdiction), under which amendment or change of such laws, rules, or regulations or the interpretation thereof becomes effective on or after the date of the First Supplemental Indenture, the Company would be obligated, after taking measures the Company considers reasonable to avoid such requirement, to pay Additional Amounts in excess of the Additional Amounts that the Company would be obligated to pay if payments made on the Notes were subject to withholding or deduction of Foreign Taxes at the rate of 15 percent.

The Company may, at its option, at any time or from time to time, with the proceeds from one or more qualifying equity offerings, redeem up to 35% of the aggregate principal amount of the Notes, at a Redemption Price equal to 111.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, provided that after giving effect to each such redemption at least 65% of the original aggregate principal amount of the Notes remains outstanding.

The Original Indenture, as supplemented by a supplemental indenture, permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Original Indenture, as supplemented, at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Original Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Original Indenture, as supplemented, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Original Indenture, as supplemented, and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Original Indenture as supplemented, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Original Indenture as supplemented by the First Supplemental Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Original Indenture, as supplemented by the First Supplemental Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Original Indenture, the First Supplemental Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the

Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

No reference herein to the Original Indenture or the First Supplemental Indenture and no provision of this Note or of the Original Indenture or the First Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Original Indenture and the First Supplemental Indenture and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Sections 2.2 and 2.3 of the First Supplemental Indenture) the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of and any interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this Series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of [if the Note is not a Restricted Certificated Note, then insert — $1,000 and any multiple thereof] [if the Note is a Restricted Certificated Note, then insert — $100,000 and any integral multiple of $1,000 in excess thereof]. As provided in the Original Indenture, as supplemented by the First Supplemental Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due surrender of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

[If the Note is a Global Note, then insert — This Note is a Global Note and is subject to the provisions of the Original Indenture and the First Supplemental Indenture relating to Global Notes, including the limitations in Section 2.3 of the First Supplemental Indenture on transfers and exchanges of Global Notes.]

This Note, the Original Indenture and the First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Original Indenture, as supplemented by the First Supplemental Indenture, shall have the meanings assigned to them in the Original Indenture, as supplemented by the First Supplemental Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common

TEN ENT - as tenants by the entireties

JT TEN – as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT — [                            ]

(Cust)

Custodian [                    ] under Uniform (Minor)

Gifts to Minors Act [                                ]

(State)

Additional abbreviations may also be used

though not in the above list.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[        ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such Decrease or Increase	Signature of Authorized Officer of Trustee or Notes Custodian

2.3.	Transfers and Exchanges

2.3.1	Restricted Notes shall be subject to the restrictions on transfer (the “Transfer Restrictions”) provided in the applicable legend(s) (the “Restrictive Legends”) required to be set forth on the face of each Restricted Note pursuant to Section 2.2, unless compliance with the Transfer Restrictions shall be waived by the Company in writing delivered to the Trustee.

The Transfer Restrictions shall cease and terminate with respect to any particular Restricted Note upon receipt by the Company of evidence satisfactory to it (which may include an opinion of independent counsel experienced in matters of United States federal securities law) that, as of the date of determination, such Restricted Note (a) has been transferred by the Holder thereof pursuant to Rule 144 promulgated under the Securities Act, (b) has been sold pursuant to an effective registration statement under the Securities Act, or (c) has been transferred in a transaction satisfying all the requirements of Rule 903 or 904 (as applicable) of Regulation S, and receipt by the Trustee of an Officer’s Certificate certifying that the Company has received such evidence which may include an opinion of counsel stating that the Transfer Restrictions have ceased and terminated with respect to such Note. All references in the preceding sentence to any regulation, rule or provision thereof shall be deemed also to refer to any successor provisions thereof. In addition, the Company may terminate the Transfer Restrictions with respect to any particular Restricted Note in such other circumstances as it determines are appropriate for this purpose and shall deliver to the Trustee an opinion of counsel, if any, and Officer’s Certificate certifying that the Transfer Restrictions have ceased and terminated with respect to such Note.

At the request of the Holder and upon the surrender of such Restricted Notes to the Trustee or Security Registrar for exchange in accordance with the provisions of this Clause 2.3.1, any Restricted Note as to which the Transfer Restrictions shall have terminated in accordance with the preceding paragraph shall be exchanged for a new Note of like aggregate principal amount, but without the Restrictive Legends. Any Restricted Note as to which the Restrictive Legends shall have been removed pursuant to this paragraph (and any Note issued upon registration of transfer of, exchange for or in lieu of such Restricted Note) shall thereupon cease to be a “Restricted Note” for all purposes of this First Supplemental Indenture.

The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith and without negligence on its part in accordance with such notice or any opinion of counsel.

As used in this Clause 2.3.1, the term “transfer” encompasses any sale, pledge, transfer or other disposition of any Notes referred to herein.

2.3.2	Transfers Between Global Notes

(i)	Restricted Global Note to Regulation S Global Note. If the owner of a beneficial interest (an “Owner Transferor”) in a Restricted Global Note wishes at any time to transfer such beneficial interest to a Person (an “Owner Transferee”) who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Global Note, such transfer may be effected, subject to the Applicable Procedures, only in accordance with the provisions of this Clause 2.3.2(i). Upon receipt by the Trustee, as Security Registrar, at the Corporate Trust Office of (l) written instructions given in accordance with the Applicable Procedures from the Agent Member, whose account is to be debited (an “Agent Member Transferor”) with respect to the Restricted Global Note, directing the Trustee, as Security Registrar, to credit or cause to be credited to a specified account of another Agent Member (an “Agent Member Transferee”) (which shall be an account with Euroclear or Clearstream, Luxembourg or both) a beneficial interest in a Regulation S Global Note in a principal amount equal to the beneficial interest in the Restricted Global Note to be so transferred (the “Restricted Global Transferred Amount”), (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member Transferee to be credited with, and the Agent Member Transferor to be debited by, the Restricted Global Transferred Amount, and (3) a certificate in substantially the form set forth in Annex A given by the Owner Transferor, the Trustee, as Security Registrar, shall instruct the Depositary to reduce the principal amount of the Restricted Global Note, and to increase the principal amount of the Regulation S Global Note, by the Restricted Global Transferred Amount, and to credit, or cause to be credited to, the account of the Agent Member Transferee a beneficial interest in the Regulation S Global Note, and to debit, or cause to be debited to, the account of the Agent Member Transferor a beneficial interest in the Restricted Global Note, in each case having a principal amount equal to the Restricted Global Transferred Amount.

(ii)	Restricted Global Note to Unrestricted Global Note. If an Owner Transferor wishes at any time to transfer a beneficial interest in a Restricted Global Note to an Owner Transferee who wishes to take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, such transfer may be effected, subject to the Applicable Procedures, only in accordance with this Clause 2.3.2(ii). Upon receipt by the Trustee, as Security Registrar, at the Corporate Trust Office of (l) written instructions given in accordance with the Applicable Procedures from the Agent Member Transferor directing the Trustee, as Security Registrar, to credit or cause to be credited to a specified account of an Agent Member Transferee (which may but need not be an account with Euroclear or Clearstream, Luxembourg) a beneficial interest in the Unrestricted Global Note in a principal amount equal to the Restricted Global Transferred Amount, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member Transferee to be credited with, and the account of the Agent Member Transferor to be debited for, the Restricted Global Transferred Amount, and (3) a certificate in substantially the form set forth in Annex B given by the Owner Transferor, the Trustee, as Security Registrar, shall instruct the Depositary to reduce the principal amount of the Restricted Global Note, and to increase the principal amount of the Unrestricted Global Note, by the Restricted Global Transferred Amount, and to credit, or cause to be credited to, the account of the Agent Member Transferee a beneficial interest in the Unrestricted Global Note, and to debit, or cause to be debited to, the account of the Agent Member Transferor a beneficial interest in the Restricted Global Note, in each case having a principal amount equal to the Restricted Global Transferred Amount.

(iii)	Regulation S Global Note or Unrestricted Global Note to Restricted Global Note. If an Owner Transferor wishes at any time to transfer a beneficial interest in a Regulation S Global Note or an Unrestricted Global Note to an Owner Transferee who wishes to take delivery thereof in the form of a beneficial interest in a Restricted Global Note, such transfer may be effected, subject to the Applicable Procedures, only in accordance with this Clause 2.3.2(iii). Upon receipt by the Trustee, as Security Registrar, at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from the Agent Member Transferor, directing the Trustee, as Security Registrar, to credit, or cause to be credited to, a specified account of an Agent Member Transferee a beneficial interest in the Restricted Global Note in a principal amount equal to that of the beneficial interest in the Regulation S Global Note or Unrestricted Global Note to be so transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member Transferee to be credited with, and the account of the Agent Member Transferor to be debited for, such beneficial interest, and (3) with respect to a transfer of a beneficial interest in the Regulation S Global Note (but not the Unrestricted Global Note), a certificate in substantially the form set forth in Annex C given by the Owner Transferor, the Trustee, as Security Registrar, shall instruct the Depositary to reduce the principal amount of the Regulation S Global Note or Unrestricted Global Note, as the case may be, and increase the principal amount of the Restricted Global Note, by the principal amount of the beneficial interest in the Regulation S Global Note or Unrestricted Global Note to be so transferred, and to credit, or cause to be credited to, the account of the Agent Member Transferee such beneficial interest in the Restricted Global Note, and to debit, or cause to be debited to, the account of the Agent Member Transferor such beneficial interest in the Regulation S Global Note or Unrestricted Global Note, as the case may be.

2.3.3	In case of any transfer or exchange the procedures and requirements for which are not addressed in detail in this Section 2.3, such transfer or exchange will be subject to such procedures and requirements as may be reasonably prescribed by the Company from time to time and, in the case of a transfer or exchange involving a Global Note, the Applicable Procedures.

2.3.4	Notwithstanding the foregoing, during the period of two years after the issue date of the Notes, the Company shall not, and shall not permit any of its Affiliates that are Subsidiaries to, purchase or agree to purchase or otherwise acquire any Restricted Notes, whether as beneficial owner or otherwise (except as agent on behalf of and for the account of customers in the ordinary course of business as a securities broker in unsolicited broker’s transactions) unless, immediately upon any such purchase, the Company or any such Affiliate shall submit such Restricted Notes to the Trustee for cancellation. The Company further agrees to ask its Affiliates that are not Subsidiaries to agree not to purchase or otherwise acquire any Restricted Notes, whether as beneficial owner or otherwise, except as permitted in the preceding sentence.

2.4.	Form of Trustee’s Certificate of Authentication

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within mentioned Original Indenture, as supplemented by the First Supplemental Indenture.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

By:
Authorized Officer

2.5.	Maintenance of Office or Agency

For so long as any Notes are Outstanding, the Company will maintain (i) in the Borough of Manhattan, The City of New York and (ii) in Luxembourg, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules and regulations of the Luxembourg Stock Exchange so require, an office or agency, in each case in accordance with Section 9.2 of the Original Indenture.

2.6.	Luxembourg Listing

The Company shall use all reasonable efforts to cause the Notes to be duly authorized for listing on the Luxembourg Stock Exchange or another recognized securities exchange and shall from time to time take such other actions as shall be necessary to maintain the listing of the Notes thereon.

2.7.	Registration Rights

The Holders of the Notes are entitled to the benefits of a Registration Rights Agreement dated the date hereof among the Company, the Guarantor and the Initial Purchasers (the “Registration Rights Agreement”), which Registration Rights Agreement provides for the registration of the Notes with the Commission or the issue of notes so registered in exchange for the outstanding Notes.

3.	Remedies

3.1.	Events of Default

The following events (in each case whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall be “Events of Default” for purposes of Clause 5.1.4 of the Original Indenture:

3.1.1	(i) any Indebtedness having a principal amount equal to or exceeding US$25,000,000 (or its equivalent in any other currency or currencies) in the aggregate of the Company or any of its Subsidiaries (other than any Indebtedness owed by the Company to any Subsidiary) is not paid when due or (as the case may be) within any originally applicable grace period or (ii) an event of default occurs under any Indebtedness and results in the acceleration of such Indebtedness prior to its Stated Maturity; or

3.1.2	a final judgment (or judgment not subject to appeal) or final order for the payment of any amount in excess of US$75,000,000 (or its equivalent in any other currency or currencies as reasonably determined by the Trustee) is rendered against the Company or any of its Subsidiaries and continues unsatisfied and unstayed for a period of 60 days after the date thereof or, if later, the date therein specified for payment; or

3.1.3	either the Company, the Guarantor or any of their Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seek the appointment of a trustee, receiver, síndico, liquidator, custodian or other similar official of it or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment or conveyance for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

3.1.4	an involuntary case or other proceeding shall be commenced against either the Company, the Guarantor or any of their Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debt under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, síndico, liquidator, custodian or other similar official of it or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against either the Company, the Guarantor or any of their Subsidiaries under the bankruptcy laws as now or hereafter in effect; or

3.1.5	either the Company, the Guarantor or any of their Subsidiaries shall cease or threaten to cease to carry out its business except (i) a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, merger, conveyance or transfer or, in the case of a Subsidiary, whereby the undertaking, business and assets of such Subsidiary are transferred to or otherwise vested in the Company, the Guarantor or any of their Subsidiaries or Affiliates, or the terms of which shall have been approved by a resolution of a meeting of the shareholders or (ii) a voluntary winding-up, dissolution or liquidation of a Subsidiary where there are surplus assets in such Subsidiary attributable to the Company, the Guarantor, as applicable and/or any other Subsidiary, and such surplus assets are distributed to the Company, the Guarantor, as applicable and/or such Subsidiary; or

3.1.6	any event occurs that under the laws of Brazil or any political subdivision thereof has substantially the same effect as any of the events referred to in any of Clauses 3.1.3, 3.1.4 or 3.1.5; or

3.1.7	all or a substantially all of the undertaking, assets and revenues of the Company and its Subsidiaries is condemned, seized or otherwise appropriated by any Person acting under the authority of any national, regional or local government, or the Company is prevented by any such Person from exercising normal control over all or substantially all of the undertaking, assets and revenues of the Company and its Subsidiaries and such action may have a materially adverse effect on the ability of the Company to fulfill its obligations under the Notes; or

3.1.8	it is or will become unlawful for the Company to perform or comply with any one or more of its obligations hereunder or under the Notes.

3.2.	Acceleration of Maturity, Rescission and Annulment

If an Event of Default with respect to the Notes occurs and is continuing and has not been cured or waived, then and in every such case, the Trustee may, at the written request of the Holders of not less than 25% in principal amount of the Outstanding Notes, by notice in writing to the Company, declare the principal of all the Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest and any unpaid Additional Amounts thereon shall become immediately due and payable.

If an Event of Default specified in Clauses 3.1.3, 3.1.4, 3.1.5 or 3.1.6 occurs and is continuing with respect to the Company, the principal and any accrued interest, together with any Additional Amounts thereon, on the Notes then Outstanding shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

At any time after such a declaration of acceleration with respect to the Notes at the time Outstanding has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Notes of that series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

3.2.1	the Company has paid or deposited with the Trustee a sum sufficient to pay

(i)	all overdue interest and any Additional Amounts thereon on all of the Notes of that series,

(ii)	the principal of any Notes which have become due otherwise than by such declaration of acceleration,

(iii)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by (or prescribed therefor in) the Notes, and

(iv)	all reasonable and duly documented sums paid or advanced by the Trustee hereunder and all amounts owing the Trustee under Section 6.7 of the Original Indenture;

and

3.2.2	all Events of Default other than the non-payment of the principal of and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13 of the Original Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

4.	Consolidation, Merger, Conveyance, Transfer or Lease

4.1.	Company May Consolidate, Only on Certain Terms

The Company shall not without the consent of the Holders of a majority in aggregate principal amount of the Notes in accordance with this Indenture, consolidate with or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of, in a single transaction or a series of transactions, all or substantially all its assets to, any Person or group of affiliated Persons, unless:

4.1.1	either the Company shall be the continuing entity, or the Person, if other than the Company, formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or other disposition of all of substantially all of the Company’s assets (the “surviving entity”) is organized under the laws of Brazil and assumes by supplemental indenture, executed and delivered to the Trustee in form and substance reasonably satisfactory to the Trustee, all the Company’s obligations under the Notes and under the Indenture;

4.1.2	immediately after giving effect to the transaction or series of transactions, and treating any Indebtedness that becomes an obligation of the surviving entity as a result of the transaction or series of transactions as having been Incurred by the surviving entity at the time of the transaction or series of transactions, no Default or Event of Default has occurred and is continuing;

4.1.3	immediately after giving effect to the transaction or series of transactions, the Company or the surviving entity as the case may be, could Incur at least US$1.00 of additional Indebtedness without violating the covenant described under Section 5.3 herein and shall otherwise be in compliance with the other covenants contained in the Indenture; and

4.1.4	The Company or the surviving entity, as the case may be, have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each to the effect that the transaction and the supplemental indenture comply with the Indenture and that all conditions precedent provided for relating to the transaction have been complied with.

Notwithstanding the foregoing, in the event of a merger of the Company with any of the Guarantor, Vésper São Paulo S.A. or Vésper S.A., in which the Company is the surviving entity and which does not result in a Default or an Event of Default, Clause 4.1.2 above and the requirement of an Opinion of Counsel under Clause 4.1.4 shall not apply.

4.2.	Successor Substituted

Upon any consolidation, merger, conveyance, or transfer in accordance with the conditions set forth in Section 4.1, the successor corporation shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes with same effect as if the successor corporation had been named as the issuer of the Notes. If a successor corporation is incorporated in or considered to be resident in a jurisdiction other than Brazil, such jurisdiction shall be referred to as a “Successor Jurisdiction.”

5.	Covenants

5.1.	Financial Statements and Reports by Company

So long as any Note is Outstanding, the Company will send to the Trustee:

5.1.1	as soon as available and in any event by no later than 120 days after the end of each fiscal year of the Company, annual audited consolidated financial statements in English of the Company prepared in accordance with Brazilian GAAP accompanied by an opinion of internationally recognized independent public accountants selected by the Company, which opinion shall be based upon an examination made in accordance with generally accepted auditing standards in Brazil; and

5.1.2	as soon as available and in any event by no later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, quarterly unaudited consolidated financial statements in English prepared in accordance with Brazilian GAAP for the Company accompanied by a “limited review” (revisão limitada) report of internationally recognized independent public accountants selected by the Company, which report shall be based upon an examination made in accordance with the specific applicable rules issued by the Instituto Brasileiro dos Auditores Independentes – IBRACON (Brazilian Accountants Institute) and the Conselho Federal de Contabilidade (Federal Accounting Counsel).

The Company will provide, together with each of the financial statements delivered pursuant to Clause 5.1.1 above the Officers’ Certificate required by the first paragraph of Section 9.4 of the Original Indenture.

5.2.	Limitation on Liens

For so long as any Notes remain Outstanding, the Company shall not, and shall not cause or permit any of its Subsidiaries to, mortgage, pledge, grant as security, create, assume or suffer to exist any Lien (other than Permitted Liens) on any of its property, assets, revenues or earnings, present or future, in order to secure any of its present or future Indebtedness, unless, concurrently, the obligations of the Company under the Indenture are equally and ratably secured.

5.3.	Limitation on Indebtedness

5.3.1	For so long as any Notes remain Outstanding, the Company shall not Incur, and shall not permit any Subsidiary to Incur, any Indebtedness unless no Event of Default has occurred and is continuing and the Net Debt to EBITDA Ratio determined as of the date of the Incurrence of the Indebtedness shall not exceed 3.5:1.

5.3.2	Notwithstanding the foregoing, the Company and its Subsidiaries may incur the following Indebtedness:

(i)	Indebtedness the proceeds of which are used to refinance the Notes, any other Indebtedness of the Company Outstanding on the date hereof, any Indebtedness permitted by Clause 5.3.1 above, or any Indebtedness permitted by this Clause 5.3.2, provided that either:

(a)	such Indebtedness is Indebtedness of the Company subject to the Debt Optimization Agreement and refinances the Original Credit Agreements; or

(b)	the principal amount of the Indebtedness Incurred does not exceed the principal amount of the Indebtedness refinanced plus reasonable premium, fees and expenses, and the Indebtedness Incurred (x) does not mature prior to the final Stated Maturity of the Indebtedness refinanced, (y) has a ranking no greater than the Indebtedness refinanced, and (z) is not secured to any greater extent than, or by any assets or revenues other than those securing, the Indebtedness refinanced;

(ii)	Indebtedness of the Company owed to and held by a Subsidiary of the Company;

(iii)	Indebtedness of a Subsidiary of the Company owed to and held by the Company or any other Subsidiary of the Company;

(iv)	any guarantee by a Subsidiary of Indebtedness of the Company;

(v)	Hedging Agreements with respect to Indebtedness permitted under Clause 5.3.2(i) above, provided that such Hedging Agreements are in the ordinary course of business and not for speculative purposes;

(vi)	Indebtedness of Star One and the Company, pursuant to the Second Amendment to the Credit Agreement provided that such Indebtedness is Incurred to make payments in connection with the construction of the satellite and is within the maximum amount of the credit (as provided for in such Second Amendment as of its date of original signature); and

(vii)	Indebtedness not otherwise permitted to be Incurred pursuant to Clauses 5.3.2(i) to (vi) of this covenant which, together with any other Indebtedness Incurred pursuant to this Clause 5.3.2(vii), has an aggregate principal amount, or in the case of Indebtedness issued at a discount, an accreted amount at such time, not in excess of US$125,000,000 (or its equivalent in any currency or currencies) at any time Outstanding.

5.4.	Limitation on Sale and Leaseback Transactions

For so long as any Notes remain Outstanding, the Company shall not, and shall not permit any Subsidiary to, enter into, renew or extend any Sale and Lease Back Transaction unless, if the Sale and Leaseback Transaction had been structured as a loan rather than as a Sale and Lease Back Transaction, it would have been permitted pursuant to Section 5.2.

5.5.	Limitation on Transactions with Affiliates

The Company shall not enter into any transaction or series of transactions with any of its Affiliates, except on terms and conditions no less favorable to the Company than could be reasonably obtained at that time on an arm’s length basis with unaffiliated third parties. For the avoidance of doubt, an agreement to pay or payment of management fees to any Affiliate of the Company will be deemed to be on an arm’s length basis if (i) the amount of such fees is within an amount approved or authorized by Anatel, as the case may be, (ii) is otherwise permitted under applicable Brazilian law, rules or regulations and (iii) such fees are fair to the Company, as determined in good faith by the Board of Directors of the Company.

5.6.	Limitation on Disposition of Star One Capital Stock

The Company shall not dispose of any of its Star One Capital Stock unless:

5.6.1	any such transaction is fair to the Company, as determined in good faith by the Board of Directors of the Company; and

5.6.2	an amount equal to 100% of the Net Available Cash from such sale is applied at the election of the Company:

(i)	to prepay, repay, redeem, purchase or otherwise acquire Senior Indebtedness of the Company within 180 days of the later of the date of such sale or the receipt of such Net Available Cash; or

(ii)	to invest in the business or businesses of the Company or any of its Subsidiaries or any related businesses; or

(iii)	to make an Offer to purchase Notes pursuant to and subject to the conditions set forth below; provided, however, that, if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Indebtedness of the Company.

Upon completion of any Offer, the Company shall be entitled to use any remaining Net Available Cash for any corporate purposes to the extent permitted under the Indenture.

5.7.	Ownership of the Company’s Capital Stock

For so long as any Notes remain Outstanding, the Guarantor shall at all times own a majority of the voting Capital Stock of the Company.

5.8.	Maintenance of Principal Business

The Company shall and shall cause each of its Subsidiaries to continue in its principal business of providing telecommunications services, including international and interregional long distance services in Brazil.

5.9.	Available Information

For so long as the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company shall furnish to any Holder of Notes, or to any prospective purchaser designated by such Holder of Notes, financial and other information described in paragraph (d)(4) of Rule 144A with respect to the Company and the Guarantor to the extent required in order to permit such Holder of Notes to comply with Rule 144A with respect to any resale of its Notes during any period in which the Company is not subject to and in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act of 1934, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

5.10.	Payments, Discharge and Paying Agents

The Company will, prior to 1:00 p.m., Tokyo time, on the Business Day preceding any payment date of the principal of or interest on any series of Notes or other amounts (including Additional Amounts), deposit with the Paying Agent a sum sufficient to pay such principal, interest or other amounts (including Additional Amounts) so becoming due.

The Trustee shall arrange with all such Paying Agents for the payment, from funds furnished by the Company to the Trustee pursuant to this Indenture, of the principal of and interest and other amounts due on the Notes (including Additional Amounts) and of the compensation of such Paying Agents for their services as such.

The receipt by the Paying Agent of each payment due in respect of the Notes in accordance with the Indenture shall satisfy the obligations of the Company under the

Indenture and the Notes to make such payment. The Company shall indemnify the Holders of Notes against any failure on the part of the Paying Agent or any paying agent to pay any sum due in respect of the Notes (including against any failure in payments pursuant to Section 12.5 of the Original Indenture) such that the Holders shall receive the same amounts as they would have received had no such failure occurred.

5.11.	Payment of Additional Amounts

5.11.1	As provided for by Clause 3.1.15 of the Original Indenture, all payments of principal, premium and interest in respect of the Notes shall be made without withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil or any Successor Jurisdiction or any authority therein or thereof having power to tax (“Withholding Taxes”), except to the extent that such Withholding Taxes are required by Brazil, such Successor Jurisdiction or any such authority to be withheld or deducted. In the event of any withholding or deduction for any Withholding Taxes, the Company or the Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of Notes on the respective due dates of such amounts as would have been received by them had no such withholding or deduction (including for any Withholding Taxes payable in respect of Additional Amounts) been required, except that no such Additional Amounts shall be payable with respect to any payment on a Note:

(i)	to, or to a third party on behalf of, a Holder who is liable for any such taxes, duties, assessments or other governmental charges which would not have been imposed but for (A) a connection between the Holder and Brazil other than the mere holding of such Note and the receipt of payments with respect to such Note or (B) failure by the Holder to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil or a Successor Jurisdiction, or applicable political subdivision or authority thereof or therein having power to tax, of such Holder, if compliance is required by such Successor Jurisdiction, or any political subdivision or authority thereof or therein having power to tax as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification or other requirement;

(ii)	in respect of any such taxes, duties, assessments or other governmental charges with respect to a Note surrendered (if surrender is required) more than 30 days after (x) the date on which such payment became due and payable or (y) if the full amount payable has not been received by the Trustee on or prior to such date, the date on which full payment thereof is received by the Trustee and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on surrender of such Note for payment on the last day of such 30-day period;

(iii)	in respect of estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge imposed with respect to a Note;

(iv)	in respect of any tax, assessment or other governmental charge payable otherwise than by deduction or withholding from payments of principal or interest on the Notes or by direct payment by the Company or the Guarantor in respect of claims made against the Company or the Guarantor;

(v)	in respect of any such Withholding Tax that is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive; or

(vi)	in respect of any combination of the above.

For purposes of the provisions described in Clause (i) above, the term “Holder” of any Note means the direct nominee of any beneficial owner of such Note, which holds such beneficial owner’s interest in such Note. Notwithstanding the foregoing, the limitations on the Company’s or the Guarantor’s obligation to pay Additional Amounts set forth in Clause (i) above shall not apply if the provision of information, documentation or other evidence described in such Clause (i) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Brazilian law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including tax treaties between the United States and Brazil), regulation (including proposed regulations) and administrative practice.

The Company or the Guarantor, as the case may be, shall promptly provide the Trustee with documentation, if any, (which may consist of certified copies of such documentation) reasonably satisfactory to the Trustee evidencing the payment of Foreign Taxes in respect of which the Company or the Guarantor has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or the Paying Agent, as applicable, upon request therefor.

In respect of the Notes issued hereunder, at least 10 days prior to the first date of payment of interest on the Notes, the Company and the Guarantor shall furnish the Trustee and each Paying Agent with an Officers’ Certificate instructing the Trustee and the Paying Agent as to whether such payment of interest on such Notes shall be made without deduction or withholding for or on account of any tax, duty, assessment or other governmental charge. If there is any change in the matters set forth in that Officers Certificate, the Company and the Guarantor shall, at least 10 days prior to the first date of payment of principal or interest after each such subsequent change, provide a new Officer’s Certificate stating whether in light of such changes, such payment of interest or principal shall be made without deduction or withholding for or on account of any tax, duty, assessment or other governmental charge. If any such deduction or withholding shall be required by Brazil or any Successor Jurisdiction or any authority therein having power to tax, then such certificate shall specify, by country, the amount, if any, required to be deducted or withheld on such payment to Holders of such Notes, and the Company or the Guarantor, as the case may be, (if payment is then due under the Guaranty) shall pay or cause to be paid to the Trustee or such Paying Agent Additional Amounts, if any, required by this Section. The Company and the Guarantor agree to indemnify the Trustee and each Paying Agent for, and to hold them harmless against, any loss, liability or reasonable and duly documented expense reasonably incurred without negligence or bad faith on their part arising out of or in connection with actions taken or omitted by them in reliance on any Officers’ Certificate furnished pursuant to this Section, the obligation of the Company and the Guarantor to so indemnify being joint and several.

5.11.2	The Company or the Guarantor, as the case may be, shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Brazil or any other governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes or the Guaranty.

5.11.3	The Company or the Guarantor, as the case may be, shall provide each Paying Agent and any withholding agent under relevant tax regulations with copies of each certificate received by the Company or the Guarantor from a Holder of a Note pursuant to the text of such Security. Each such Paying Agent and withholding agent shall retain each such certificate received by it for as long as any Note is Outstanding and in no event for less than four years after its receipt, and for such additional period thereafter, as set forth in an Officers’ Certificate, as such certificate may become material in the administration of applicable tax laws.

5.11.4	In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraph are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof, such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company or the Guarantor. However, by making such assignment, the Holder makes no representation or warranty that the Company or the Guarantor will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

5.11.5	All references in this First Supplemental Indenture, the Original Indenture and the Notes to principal, premium or interest in respect of any Note shall be deemed to mean and include all Additional Amounts, if any, payable in respect of such principal, premium or interest, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made. All references in this First Supplemental Indenture, the Original Indenture and the Notes to principal in respect of any Note shall be deemed to mean and include any Redemption Price or Repurchase Price payable in respect of such Note pursuant to any redemption or repurchase right hereunder (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date or Repurchase Date with respect to any such Redemption Price or Repurchase Price), and all such references to principal, premium, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 9.10, and express mention of the payment of any Redemption Price or Repurchase Price, or any such other amount in any provision hereof shall not be construed as excluding reference to the payment of any Redemption Price or Repurchase Price, or any such other amounts in those provisions hereof where such express reference is not made.

5.12. Notice to Trustee

The Guarantor will provide written notice to the Trustee within five Business Days of depositing funds with the Trustee in satisfaction of the Guaranty.

5.13.	Ranking

Subject to any requirement to secure the Notes under Section 5.2 the Company shall ensure that the Notes will constitute general senior, unsecured and unsubordinated obligations of the Company and will rank pari passu, without any preferences among themselves, with all other present and future unsecured and unsubordinated obligations of the Company (other than obligations preferred by statute or by operation of law).

6.	Optional Redemption from Equity Sales

6.1.	At any time or from time to time, if the Company receives net cash proceeds from one or more Equity Sales, the Company may, at its option, use all or a portion of any such net proceeds to redeem, from time to time, Notes in an aggregate principal amount of up to 35% of the aggregate principal amount of the Notes originally issued (including any Additional Notes), at a Redemption Price equal to 111% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, provided that after giving effect to such redemption, at least 65% of the aggregate principal amount of such Notes originally issued (including any Additional Notes) remains outstanding after any such redemption, and provided, further, that any such redemption shall be effected within 90 days after the consummation of any such Equity Sale.

7.	Redemption for Taxation Reasons

7.1.	If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of Brazil or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation, administration or application of such laws, rules or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the issue date of the Notes, the Company or the Guarantor has or will become obligated to pay additional amounts as described in Section 5.11 in excess of the additional amounts the Company or the Guarantor would be obligated to pay if payments were subject to withholding or deduction at a rate of 15% as a result of the taxes, duties, assessments and other governmental charges described above (the “Minimum Withholding Level”), the Company may, at its option, redeem all, but not less than all, of the notes, at a Redemption Price equal to 100% of their principal amount, together with interest accrued to the date fixed for redemption, upon publication of irrevocable notice not less than 30 days nor more than 90 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 90 days prior to the earliest date on which the Company would, but for such redemption, be obligated to pay the additional amounts above the Minimum Withholding Level. The Company shall not have the right to so redeem the Notes in the event it becomes obliged to pay additional amounts which are less than the additional amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, the Company shall not have the right to so redeem the Notes unless it has taken reasonable measures to avoid the obligation to pay additional amounts. In the event that the Company elects to so redeem the Notes, it will deliver to the trustee an Officer’s Certificate, stating that the Company is entitled to redeem the Notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Company so to redeem have occurred or been satisfied and an opinion of counsel, who is reasonably acceptable to the trustee, to the effect that the Company has or will become obligated to pay additional amounts in excess of the additional amounts payable at the Minimum Withholding Level as a result of the change or amendment.

8.	Conditions to Defeasance or Covenant Defeasance

The following shall be an additional condition to the application of Section 12.2 or Section 12.3 of the Original Indenture to the Notes, as the case may be:

No Default with respect to the Notes shall have occurred and be continuing at the time of any deposit required by Clause 12.4.1 of the Original Indenture or, with regard to any such event specified in Clauses 3.1.3, 3.1.4, 3.1.5 and 3.1.6, any time on or prior to the day which is 90 days after the date of any such deposit (it being understood that the condition shall not be deemed satisfied until after such day which is 90 days after the date of such deposit).

9.	The Trustee

9.1.	The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

9.2.	When the Trustee incurs expenses or renders services reasonable and duly documented in connection with an Event of Default specified in Clause 3.1.3, 3.1.4, 3.1.5, or 3.1.6, the reasonable and duly documented expenses (including the reasonable and duly documented charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or State bankruptcy, insolvency or other similar law.

10.	Miscellaneous Provisions

10.1.	Separability of Invalid Provisions

In case any one or more of the provisions contained in this First Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this First Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this First Supplemental Indenture shall be construed as if such provision had never been contained herein.

10.2.	Execution in Counterparts

This First Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

In witness whereof, the parties hereto have caused this First Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A.,
the Company

By:	/S/ NORBERT GLATT
Name: Norbert Glatt
Title: Chief Financial Officer
By:	/S/ CLÁUDIA DE AZERÊDO SANTOS
Name: Cláudia de Azerêdo Santos
Title: General Counsel

EMBRATEL PARTICIPAÇÕES S.A.,
as Guarantor

By:	/S/ NORBERT GLATT
Name: Norbert Glatt
Title: Chief Financial Officer

By:	/S/ CLÁUDIA DE AZERÊDO SANTOS
Name: Cláudia de Azerêdo Santos
Title: General Counsel

Sworn to before me this 21st day of November, 2003

/S/ LENORE Y. REEVES
Notary Public

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:	/S/ DOROTHY ROBINSON
Name: Dorothy Robinson
Title: Vice President

ANNEX A

FORM OF TRANSFER CERTIFICATE

FOR TRANSFER FROM RESTRICTED GLOBAL

NOTE TO REGULATION S GLOBAL NOTE

(Transfers pursuant to § 2.3.2(i)

of the First Supplemental Indenture)

Deutsche Bank Trust Company Americas,
as Trustee
60 Wall Street
New York, NY 10005
Attn: Corporate Trust and Agency Services, 27th Floor

Re:	11.0% Series A Guaranteed Notes due 2008 of Empresa Brasileira de Telecomunicações S.A. (the “Notes”)

Reference is hereby made to the First Supplemental Indenture, dated December 3, 2003 (the “Supplemental Indenture”), among Empresa Brasileira de Telecomunicações S.A., Embratel Participações S.A., as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Supplemental Indenture.

This letter relates to $[    ],000,000 principal amount of Notes which are evidenced by one or more Restricted Global Notes (CUSIP No. 29245U AA5) and held with the Depositary in the name of [INSERT NAME OF TRANSFEROR] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Notes to a person who will take delivery thereof in the form of an equal principal amount of Notes evidenced by one or more Regulation S Global Notes (ISIN No. US P37098 AA14).

In connection with such request and in respect of such Notes, the Transferor does hereby certify that such transfer has been effected pursuant to and in accordance with Rule 903 or Rule 904 (as applicable) under the United States Securities Act of 1933 (the “SecuritiesAct”), and accordingly the Transferor does hereby further certify that:

If the transfer is being effected pursuant to Rule 903 and Rule 904:

(1)	the offer of the Notes was not made to a person in the United States;

(2)	either:

(A)	at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States, or

(B)	the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

A-1

(3)	no directed selling efforts have been made in contravention of the requirements of Rule 903(a)(2) or 904(a)(2) of Regulations S, as applicable; and

(4)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and the underwriters or initial purchasers, if any, of the initial offering of such Notes being transferred. Terms used in this certificate and not otherwise defined in the Supplemental Indenture have the meanings set forth in Regulation S or Rule 144 under the Securities Act.

[Insert Name of Transferor]

By:
Name:
Title:

cc: Empresa Brasileira de Telecomunicações S.A.

A-2

ANNEX B

FORM OF TRANSFER CERTIFICATE

FOR TRANSFER FROM RESTRICTED GLOBAL

NOTE TO UNRESTRICTED GLOBAL NOTE

(Transfers Pursuant to § 2.3.2(ii)

of the First Supplemental Indenture)

Deutsche Bank Trust Company Americas,
as Trustee
60 Wall Street
New York, NY 10005
Attn: Corporate Trust and Agency Services, 27th Floor

Re:	11.0% Series A Guaranteed Notes due 2008 of Empresa Brasileira de Telecomunicações S.A. (the “Notes”)

Reference is hereby made to the First Supplemental Indenture, dated December 3, 2003 (the “Supplemental Indenture”), among Empresa Brasileira de Telecomunicações S.A., Embratel Participações S.A., as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Supplemental Indenture.

This letter relates to $[    ],000,000 principal amount of Notes which are evidenced by one or more Restricted Global Notes (CUSIP No. 29245U AA5) and held with the Depositary in the name of [INSERT NAME OF TRANSFEROR] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Notes to a person that will take delivery thereof in the form of an equal principal amount of Notes evidenced by one or more Unrestricted Global Notes (ISIN No. US P37098 AA14).

In connection with such request and in respect of such Notes, the Transferor does hereby certify that such transfer has been effected pursuant to and in accordance with either (i) Rule 903 or Rule 904 (as applicable) under the United States Securities Act of 1933 (the “Securities Act”), or (ii) Rule 144 under the Securities Act, and accordingly the Transferor does hereby further certify that:

(i)	If the transfer has been effected pursuant to Rule 903 and Rule 904:

(1)	the offer of the Notes was not made to a person in the United States;

(2)	either:

(A)	at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States, or

(B)	the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

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(3)	no directed selling efforts have been made in contravention of the requirements of Rule 903(a)(2) or 904(a)(2) of Regulation S, as applicable; and

(4)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(ii)	If the transfer has been effected pursuant to Rule 144, the Notes have been transferred in a transaction permitted by Rule 144.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and the underwriters or initial purchasers, if any, of the Notes being transferred. Terms used in this certificate and not otherwise defined in the Supplemental Indenture have the meanings set forth in Regulation S under the Securities Act.

[Insert Name of Transferor]

By:
Name:
Title

Date:

cc: Empresa Brasileira de Telecomunicações S.A.

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ANNEX C

FORM OF TRANSFER CERTIFICATES

FOR TRANSFER FROM REGULATION S GLOBAL

NOTE TO RESTRICTED GLOBAL NOTE

(Transfers Pursuant to § 2.3.2(iii)

of the First Supplemental Indenture)

[Transferor Certificate]

Deutsche Bank Trust Company Americas,
as Trustee
60 Wall Street
New York, NY 10005
Attn: Corporate Trust and Agency Services, 27th Floor

Re:	11.0% Series A Guaranteed Notes due 2008 of Empresa Brasileira de Telecomunicações S.A. (the “Notes”)

Reference is hereby made to the First Supplemental Indenture, dated December 3, 2003 (the “Supplemental Indenture”), among Empresa Brasileira de Telecomunicações S.A., Embratel Participações S.A., as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Supplemental Indenture.

This letter relates to $[    ],000,000 principal amount of Notes which are evidenced by one or more Regulation S Global Notes (ISIN No. US P37098 AA14) in the name of [INSERT NAME OF TRANSFEROR] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Notes to a person that will take delivery thereof (the “Transferee”) in the form of an equal principal amount of Notes evidenced by one or more Restricted Global Notes (CUSIP No. 29245U AA5).

In connection with such request and in respect of such Notes, the Transferor does hereby certify that:

(1)	Such transfer is being effected in accordance with all applicable securities laws of any state of the United States or any other jurisdiction;

(2)	the Notes are being transferred in accordance with Rule 144A to a transferee whom the Transferor reasonably believes is a qualified institutional buyer within the meaning of Rule 144A(a)(1) and is purchasing the Notes for its own account or any account with respect to which the transferee exercises sole investment discretion, in each case in a transaction meeting the requirements of Rule 144A; and

(3)	it has notified the transferee that it has relied on Rule 144A as a basis for the exemption from the registration requirements of the Securities Act used in connection with the transfer.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and the underwriters and initial purchasers, if any, of the Notes being transferred.

C-1

[Insert Name of Transferor]

By:
Name:
Title

Date:

cc:	Empresa Brasileira de Telecomunicações S.A.

C-2